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                                                                  EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated this the 10th day of August, 1998, among CARMIKE CINEMAS, INC., a Delaware corporation (the "Company"), and MICHAEL W. PATRICK, 7233 Standing Boy Road, Columbus, GA 31904 (the "Executive"), sometimes hereinafter referred to collectively as the "Parties".

                              W I T N E S S E T H :

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

         1. EMPLOYMENT: As a senior executive officer (a) the Company agrees to employ the Executive, and the Executive agrees to work for the Company for a period (hereinafter called the "Employment Period") commencing on the date of this Agreement and ending at the expiration of five (5) years from said date, provided, however, that on December 31 of each year hereof, the term hereof shall be extended for one (1) year providing that neither the Company nor the Executive shall have given written notice to the other during the thirty (30) days prior to such anniversary date of its or his wish not to so extend this Agreement. (b) The Executive shall during the Employment Period have the duties as are prescribed by the Board of Directors to whom he shall report.

         2. COMPENSATION: (a) Company will continue to pay Executive during the Employment Period a basic minimum gross compensation of $557,650.81 per year. Salary shall be payable semi-monthly in arrears, and shall be subject to such payroll and withholding deductions as are required by law. (b) The Executive will during the term of the Employment Period be entitled to participate in the Welfare Benefit Plans. (c) The Executive will during the term of the Employment Period be entitled to participate in the Executive Bonus Plan and the Incentive Stock Option Plan. (d) The base salary stated in 2 (a) above shall be increased to reflect increases in the cost of living on the following basis: The salary shall be increased in the same proportion as the Urban Wage and Clerical Employees for All U.S. Cities Index shall increase as reported by the U. S. Department of Labor. The base period shall be the data published for the month of December 1996. In January of each year (during the term hereof, beginning in 1998) the ratio of the amount reported for the proceeding December and for the base period shall be computed. For the fiscal year beginning with January 1998, the base salary to be paid that year shall be an amount in the same proportion to the base salary as the preceding December index bears to the index for December 1996.

         3. INSURANCE-DEATH BENEFIT. (a) If the Executive dies during the term of the Employment Period, the Company shall pay to the surviving spouse of the Executive, or to such other person as the Executive may designate in writing the sum of


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one (1) year's salary, which payment shall be made monthly for twelve (12)
months following the date of his death. (b) The Executive understands that the Company has purchased Key Man insurance on the life of the Executive, of which Company shall be the designated beneficiary. Accordingly, Executive herewith agrees to submit to such physical examination as may be required by any insurance company to bind the amount of insurance the Company wishes to purchase on Executive's life.

         4. TRAVEL AND ENTERTAINMENT EXPENSE ALLOWANCES. (a) In addition to the compensation to be paid to the Executive, the Company shall, during the Employment Period, reimburse the Executive for all reasonable and necessary expenses actually incurred by him in performance of his duties. In addition, the Company during the Employment Period shall reimburse the Executive consistent with past practice of the Company with respect to paying or reimbursing the Executive for certain items. (b) Company shall during the Employment Period provide Executive with a car and driver for use by Executive in the performance of his duties.

         5. EMPLOYMENT PERIOD. (a) The "Employment Period" shall commence on the date set forth above; provided, however, that should the Executive's employment by the Company be earlier terminated as hereinafter set forth in this section, the Employment Period shall end on the date of such earlier termination. (b) The Employment Period shall be terminated; (i) upon the death of the Executive; (ii) in the event that because of any physical or mental disability, the Executive is unable to perform, does not perform for a continuous period of six (6) months his duties as an Executive Officer, by written notice therefor; (iii) by the Company for cause, by delivery to the Executive of a written notice specifying such termination and the reasons therefor. During the period after notice is given and before termination of employment becomes effective, the Executive shall continue to be a regular employee of the Company, and shall be entitled to receive his salary and prerequisite to the extent of his participation prior to the giving of such notice. (c) For the purpose of this Section 5, "cause" shall mean willful malfeasance.

         6. CHANGE IN CONTROL.

            (a) In General: In the event there is a Change in Control (as defined in this paragraph) of Company, this Agreement shall, in order to help to eliminate the uncertainties and concerns which may arise at such time, be automatically extended for a period of five (5) years, beginning on the first day of the month during which such Change in Control shall occur, upon all the same terms and provisions contained herein.

            (b) Definition: A "Change in Control" shall be deemed to have occurred upon the happening of any one of the following circumstances:

                   (1) A change in stock ownership which would be required to be reported as a "Change in Control" pursuant to the Securities Act of 1934, as Amended, or any similar Federal or State reporting requirement;


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                   (2) Any person, group (as used in Section 13 (d) (3) of the
Securities Act of 1934) or organization becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Company's outstanding stock;

                   (3) The individuals constituting the existing Board of Directors cease, at any time during the term of this Agreement or any extensions hereof, to constitute at least a majority of the Board;

                   (4) The stockholders of Company have approved a merger or sale of all or substantially all of the assets of Company;

                   (5) Company combines with another Company and is the surviving company, but, immediately after the combination, the shareholders of Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting control of the combined company.

               (c) No Requirement to Seek Employment and No Offset: Company agrees that if Executive's employment is terminated by Company during the term of this Agreement, following a Change in Control, Executive is not required to seek other employment or attempt in any way to reduce the amounts payable to Executive by Company pursuant to the applicable terms of this Agreement or extensions hereof; it being understood and agreed that the amount of any payment or benefit to Executive provided for hereunder shall not be reduced by any compensation earned by Executive as a result of his employment by another employer, by any retirement benefits or by Company's attempt to offset any amount claimed to be owed by Executive to Company or otherwise.

               (d) Executive's Termination for "Good Reason": If following a change in Control, Executive terminates his employment hereunder for "Good Reason", as hereinafter defined, Executive shall be entitled to all of the compensation and benefits provided for under this Agreement, or any extension hereof, as if Company had terminated Executive "without cause". Termination by Executive for "Good Reason" shall mean the occurrence of any one or more of the following events:

                   (1) Any breach by Company of the terms and conditions of this Agreement, or any extensions hereof, effecting Executive's salary and bonus compensation, employee benefits, stock options or the loss of any of Executive's titles or positions with Company;

                   (2) A significant diminution of Executive's duties and responsibilities;

                   (3) The assignment to Executive of any duties inconsistent with his duties and responsibilities existing at the time of a Change in Control;


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                   (4) Any purported termination of Executive's employment by
Company other than as permitted by this Agreement;

                   (5) The relocation of Company's principal office or Executive's own office to any place outside an area which is within 25 miles of the current principal office of Company in Columbus, Georgia;

                   (6) The failure of any successor to Company to expressly assume and agree to discharge Company's obligations to Executive under this Agreement, or any extensions hereof, in form and substance satisfactory to Executive.

         7. COVENANT NOT TO COMPETE; TRADE SECRETS. (a) Executive agrees that he will during the period set forth herein, and for a period of two (2) years thereafter, not accept employment with, or participate, directly or indirectly, as owner, stockholder, director, officer, manager, consultant or agent, or otherwise use his special, unique or extraordinary skills or knowledge with respect to the Company's business in or with any business, firm, corporation, partnership, association, venture or other entity or person which is engaged in the business of ownership and management of motion picture theatres, except this shall not be construed to prohibit Executive from owning an insubstantial fraction of the securities of a corporation which is publicly traded on a securities exchange or over the counter. (b) Trade Secrets: Executive further agrees that he will not, at any time during the period described in (a) above, or thereafter, disclose to any party other than the Company any trade secrets or other Confidential Information, learned or obtained by him while he is a stockholder, officer or director of the Company. As used herein, the term "Confidential Information" means information disclosed to the Executive or known by him as a consequence of or through his employment by the Company and not generally known in the industry to which the Company is engaged, and which in any way relates to the Company's products, processes, services, inventions (whether patentable or not), formulas, techniques or know how, including, but not limited to, information relating to research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6, the parties agree that the Company's remedies at law would be inadequate, and the Company shall be entitled to an injunction to enforce such provisions.

         8. ASSIGNMENT. The rights and obligations of the Executive and the Company under this Employment Agreement shall inure to the benefit of the parties, and shall be binding upon the Company and upon the successors and assigns of the Company. The Executive may not assign his rights or obligations hereunder.

         9. NOTICES. All notices and requests hereunder shall be in writing and shall be delivered in person, or by certified mail, return receipt requested, postage prepaid, to the Company with a copy to Mr. Carl L. Patrick, P. O. Box 391, Columbus, GA 31902-0391, and if to the Executive, addressed to him at P.
O. Box 391, 1301 First Avenue, Columbus, GA 31901-2109.


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         Such notices and requests shall be deemed delivered on the date on which personally delivered, or if delivered by certified mail, return receipt requested, the date sent. Either party may change his or its address for receipt of notices and requests hereunder by notice duly given to the other party in accordance with the provisions of this Section.

         10. GOVERNING LAW. The laws of the State of Georgia shall govern all questions relative to the interpretation and construction of this Employment Agreement, and to the performance hereof.

         11. SEVERABILITY. In case any one or more of the provisions or part(s) of a provision contained in this Employment Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part(s) of a provision of this Employment Agreement, but this Employment Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision or part(s) of a provision had never been contained herein, and such provision or part(s) reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

         12. WAIVER. No waiver by either party of any default hereunder, or by the other shall in any way prejudice the waiving party with respect to any subsequent default hereunder (whether or not similar) by the other party.

         13. HEADINGS OF NO EFFECT. The headings and captions hereof have been inserted solely for convenience of reference, and shall in no way define, limit or describe any of the provisions of this Employment Agreement.

         14. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties, it may not be changed orally, but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         15. ARBITRATION. The exclusive procedure for resolution of any dispute under this Agreement shall be by arbitration in Atlanta, GA before one arbitrator, in accordance with the rules then existing of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. The cost of arbitration, if any, shall be divided equally between the parties. Each party shall otherwise bear its or his own expense.

         16. This Employment Agreement supersedes any previous employment agreement, and same are null and void, and of no legal effect whatsoever.


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         IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.



                                      COMPANY:

                                      CARMIKE CINEMAS, INC.


                                      BY:/s/ John O. Barwick, III
                                         --------------------------------------
                                            Authorized Signature



                                      EXECUTIVE:


                                      /s/ Michael W. Patrick
                                      -----------------------------------------
                                                 MICHAEL W. PATRICK


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